Exhibit 10.3
AGREEMENT
      THIS AGREEMENT (“Agreement”) is made as of the XX day of XXXXX, 200X, between KEYCORP, an Ohio corporation (“Key”), and XXXXXX (the “Executive”).
      Key is entering into this Agreement in recognition of the importance of the Executive’s services to the continuity of management of Key and based upon its determination that it will be in the best interests of Key and its Subsidiaries to encourage the Executive’s continued attention and dedication to the Executive’s duties in the potentially disruptive circumstances of a possible Change of Control of Key. (As used in this Agreement, the terms “Subsidiaries” and “Change of Control” and certain other capitalized terms have the meanings ascribed to them in Section 8, at the end of this Agreement.)
      Key and the Executive agree, effective as of the date first set forth above, as follows:
1. Basic Severance Benefits. The benefits described in Sections 1.1, 1.2, and 1.3 below are subject to the limitations set forth in Sections 5.1 (regarding withholding), and 5.2 (requiring the execution of a waiver and release by the Executive).
1.1 If Employment is Terminated Without Cause, etc. Within Two Years of a Change of Control. If, within two years following the occurrence of a Change of Control, the Executive’s employment with Key and its Subsidiaries is terminated by Key or its Subsidiary for any reason other than Cause, Disability, or death, or by the Executive after a Reduction of Compensation or a Mandatory Relocation has occurred:
(a) Base Salary through Termination Date. Key shall pay to Executive, at the same time or times as would have been the case absent the termination, any unpaid Base Salary due or to become due to Executive with respect to any period ending on or before the Termination Date.
(b) Lump Sum Payment. Key shall pay to the Executive, at the time specified in Section 1.5, a lump sum severance benefit equal to three times the sum of (i) one year’s Base Salary (at the highest rate in effect at any time during the one year period ending on the date of the Change of Control) plus (ii) Average Short Term Incentive Compensation plus (iii) 50% of Average Long Term Incentive Compensation; and
(c) Additional Retirement Benefits. Effective as of the Termination Date, the Executive’s interest in all Relevant Plans shall become fully vested and nonforfeitable. In addition, Key shall provide to the Executive, at the time specified in Section 1.5, an additional retirement benefit which shall equal the benefits that Executive otherwise would have been entitled to receive under the Retirement Plan, the Supplemental Retirement Plan and the Savings Plan had

Executive remained an active full time employee of Key during the period beginning on the Termination Date and ending on the third anniversary of the Termination Date (the “36-month Continuing Benefit Period”). In calculating Executive’s additional retirement benefit under the respective Plans (i) the entire 36-month Continuing Benefit Period shall be included for purposes of determining Executive’s years of service for both vesting and benefit accrual purposes, (ii) the amount to be provided to Executive under clause 1.1(b)(i) will be deemed to be Executive’s base salary paid ratably during the 36-month Continuing Benefit Period, (iii) the amount to be provided to Executive under clause 1.1(b)(ii) will be deemed to be Executive’s incentive compensation paid ratably during the 36-month Continuing Benefit Period, and (iv) the rate of employer matching contributions allocated under the Savings Plan shall reflect Executive’s rate of employer matching contributions under such Plans immediately prior to the Termination Date. The payment of Executive’s additional retirement benefit, as if accrued under the Retirement Plan and the Supplemental Retirement Plan, shall be paid to Executive as an annuity payment in a form elected by Executive under the annuity benefit payment options otherwise provided under the Retirement Plan and Supplemental Retirement Plan, and the additional retirement benefit payment as if accrued under the Savings Plan shall be paid to Executive in a single lump sum cash payment.
(d) Deferred Savings Plan Benefit. Key shall pay to the Executive, at the time specified in Section 1.5, a lump sum cash payment, which shall equal the amount of corporate contributions that Executive otherwise would be eligible to receive under the KeyCorp Deferred Savings Plan if Executive actively deferred 6% or more of his base salary and 6% or more of his incentive compensation award to the KeyCorp Deferred Savings Plan during the 36-month Continuing Benefit Period. For purposes of this Section 1.1(d), the amounts provided to Executive under clause 1.1(b)(i) will be deemed to be Executive’s base salary paid ratably during the 36-month Continuing Benefit Period, and the amount to be provided to Executive under clause 1.1(b)(ii) will be deemed to be Executive’s incentive compensation paid ratably during the 36-month Continuing Benefit Period.
1.2 If Employment is Terminated by Executive for Good Reason During a Window Period. Except as provided in the last sentence of this Section 1.2, if the Executive’s employment with Key and its Subsidiaries is terminated by the Executive for Good Reason during a Window Period:
(a) Base Salary through Termination Date. Key shall pay the Executive, at the same time or times as would have been the case absent the termination, any unpaid Base Salary due or to become due to Executive with respect to any period ending on or before the Termination Date.
(b) Lump Sum Payment. Key shall pay to the Executive, at the time specified in Section 1.5, a lump sum severance benefit equal to one and one half times the sum of (i) one year’s Base Salary (at the highest rate in effect at any time during the one year period ending on the date of the Change of Control) plus (ii) Average Short Term Incentive Compensation plus (iii) 50% of Average Long Term Incentive Compensation, and

(c) Additional Retirement Benefits. Effective as of the Termination Date, the Executive’s interest in all Relevant Plans shall become fully vested and nonforfeitable. In addition, Key shall pay to Executive, at the time specified in Section 1.5 an additional retirement benefit that shall equal the benefits that Executive otherwise would have been entitled to receive under the Retirement Plan, the Supplemental Retirement Plan and the Savings Plan had Executive remained an active full time employee of Key during the period beginning on the Termination Date and ending eighteen months following the Termination Date (the “18-month Continuing Benefit Period”). In calculating Executive’s additional retirement benefit under the respective Plans (i) the entire 18-month Continuing Benefit Period shall be included for purposes of determining Executive’s years of service for both vesting and benefit accrual purposes, (ii) the amount to be provided to Executive under clause 1.2(b)(i) will be deemed to be Executive’s base salary paid ratably during the 18-month Continuing Benefit Period, (iii) the amounts to be provided to Executive under clause 1.2(b)(ii) will be deemed to be Executive’s incentive compensation paid ratably during the 18-month Continuing Benefit Period, and (iv) the rate of employer matching contributions allocated under the Savings Plan shall reflect Executive’s rate of employer matching contributions under such Plans immediately prior to the Termination Date. The payment of Executive’s additional retirement benefit, as if accrued under the Retirement Plan and the Supplemental Retirement Plan, shall be paid to Executive as an annuity payment in a form elected by Executive under the annuity benefit payment options otherwise provided under the Retirement Plan and Supplemental Retirement Plan, and the additional retirement benefit payment as if accrued under the Savings Plan shall be paid to Executive in a single lump sum cash payment.
(d) Deferred Savings Plan Benefit. Key shall pay to Executive, at the time specified in Section 1.5 a lump sum cash payment, which shall equal the amount of corporate contributions that Executive otherwise would have been eligible to receive under the KeyCorp Deferred Savings Plan if Executive actively deferred 6% or more of his base salary and 6% or more of his incentive compensation award to the KeyCorp Deferred Savings Plan during the 18-month Continuing Benefit Period. For purposes of this Section 1.2(d), the amount provided to Executive under clause 1.2(b)(i) will be deemed to be Executive’s base salary paid ratably during the 18-month Continuing Benefit Period, and the amounts to be provided to Executive under clause 1.2(b)(ii) will be deemed to be Executive’s incentive compensation paid ratably during the 18-month Continuing Benefit Period.
This Section 1.2 shall not apply if, at the Termination Date, (x) there has been either any Reduction of Compensation or any Mandatory Relocation (in which event Section 1.1 would apply to the termination) or (y) Key or any Subsidiary has Cause to terminate the Executive’s employment (in which case no lump sum severance or retirement benefits would be payable or provided under either of Sections 1.1 or 1.2).

1.3 Continued Medical Coverage
(a) Payment of Cost of COBRA Health Benefits. If the Executive becomes entitled to payment of a lump sum severance benefit under the provisions of either Section 1.1 or Section 1.2 of this Agreement, Key shall provide Medical Plan coverage (i) for the benefit of Executive and his wife and (ii) for the benefit of each of Executive’s children through the earlier of the date on which the child attains age 23 or has ceased for more than 120 consecutive days to be a full time student in accordance with the requirements of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). On the 12th month following the Executive’s Termination Date, and thereafter on the 18th month following the Executive’s Termination Date, Key shall pay to Executive a lump sum cash payment that shall equal the premium costs that the Executive paid on an after-tax basis over the then preceding 12 or 6 month period for coverage under the KeyCorp Medical Plan for himself and his covered dependants. As of the nineteenth month following the Executive’s Termination Date, the Executive shall not be entitled to further reimbursement for premium costs for coverage under the KeyCorp Medical Plan. Executive may also elect vision and dental coverage for himself and his dependents under the provisions of the COBRA, provided that Executive and his dependents assume the cost for such vision and dental coverage.
(b) Payment of Retiree Medical Coverage. If the Executive becomes entitled to payment of a lump sum severance benefit under the provisions of either Section 1.1 or Section 1.2 of this Agreement and as of the Executive’s Termination Date the Executive is eligible to be covered by the KeyCorp Retiree Medical Plan, the Executive may elect, in lieu of electing COBRA continuation coverage under the provisions of Section 1.3 hereof, to participate in the KeyCorp Retiree Medical Plan. On the 12th month following the Executive’s Termination Date, and thereafter on the 18th month following the Executive’s Termination Date, Key shall pay to Executive a lump sum cash payment that shall equal the premium costs that the Executive paid on an after-tax basis over the preceding 12 or 6 month period for coverage under the KeyCorp Retiree Medical Plan for himself and his covered dependants, as adjusted to reflect Key’s subsidized cost-sharing arrangement, if any, that is otherwise provided to all similarly situated employees based on their years of service with Key. After the 18th month following the Executive’s Termination Date, Executive shall not be entitled to further reimbursement for premium costs for coverage under the KeyCorp Retiree Medical Plan for himself and his covered dependents, but he shall continue to be entitled to participate in the Retiree Medical Plan and to receive Key’s subsidized cost-sharing arrangement, if any, that is otherwise provided to all similarly situated employees based on their years of service with Key. The Executive may also elect dental coverage for himself and his dependents under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, provided that Executive and his dependents assume the cost for such dental coverage.

1.4 Termination of any Relevant Plan. In the event that one or more Relevant Plans are terminated prior to the Executive’s Termination Date following a Change of Control without the substitution or replacement of such terminated Plan, or in the event that one or more Relevant Plans are amended to reduce the benefit formula and/or structure in effect prior to the Executive’s Termination Date following a Change of Control, then in such event, for purposes of calculating the Executive’s Additional Retirement Benefits and/or Deferred Savings Plan benefit under the provisions of either Section 1.1 or Section 1.2 hereof the Executive’s benefit shall be calculated (a) under the benefit structure and formula in effect prior to the effective date of the Relevant Plan(s) amendment, and (b) as if such terminated Relevant Plan(s) had not been terminated and had remained in effect during the applicable 18 or 36 month Continuing Benefit Period.
1.5 Payment Limitation. If the Executive is a “specified employee” (as such phrase is defined in Treas. Reg. § 1.409A-1(i) (“Specified Employee”) on the Termination Date, (a) the Executive shall receive payment of any lump sum amounts described in Section 1.1(b), Section 1.1(c), Section 1.1(d), Section 1.2(b), Section 1.2(c) and Section 1.2(d) on the first day of the seventh month following the Termination Date, and (b), to the extent an annuity is payable to Executive under Section 1.1(c) or 1.2(c), or a benefit is scheduled to commence or be paid pursuant to Section 1.3(b), the commencement date of such benefit shall be deferred until the first day of the seventh month following the Termination Date. To the extent an amount is deferred under this Section 1.5, until the first business day of the seventh month following the Termination Date, the payments to which the Executive would otherwise be entitled during the first six months following the Termination Date shall be accumulated and paid to the Executive on the first business day of such seventh month and such amount shall be credited with interest or earnings as provided for under the relevant underlying plan. If there is no underlying plan or if the underlying plan does not provide for interest or earnings on deferral amounts, then the amount deferred under this Section 1.5 shall be credited with interest at the applicable federal rate determined under Section 1274 of the Code. If the Executive is not a Specified Employee on the Termination Date, (i) the Executive shall receive payment of the lump sum amounts described in Section 1.1(b), Section 1.1(c), Section 1.1(d), Section 1.2(b), Section 1.2(c) and Section 1.2(d) on the 60th day following the Termination Date and (ii) the annuity payments provided to the Executive under Section 1.1(c) or Section 1.2(c) shall commence on the 60th day following the Termination Date.
1.6 Funding Obligation. In the event a payment otherwise due under this Agreement is deferred under Section 1.5 and a Change of Control occurs or has occurred within two years, the performance of Key’s obligations to make such payment will be secured by amounts deposited or to be deposited in trust pursuant to the KeyCorp Rabbi Trust Agreement, or any successor trust (“Trust”), provided that any funds deposited in the Trust shall remain subject to the general creditors of Key, and the Executive will have the status of a general unsecured creditor of Key, and will have no right to, or security interest in, any assets of Key or any subsidiary of Key. Prior to the date of a Change of Control, Key shall provide the Executive and the trustee with a schedule showing the nature and amounts of the benefits that the Executive would be entitled to under Section 1.1 or Section 1.2 of this Agreement if on the date of the Change of Control the Executive’s employment was terminated under circumstances that Section 1.1 or Section 1.2 would be applicable. At the time set forth in Section 1.5 when the trust is required to make payment to the Executive, the trustee shall make such payment and perform any necessary calculation of benefits in the same manner as outlined in the schedule provided by Key to the trustee prior to the date of the Change of Control.
1.7 Payment Structure. Each payment to be made to the Executive under the provisions of Section 1.1, Section 1.2 and Section 1.3 shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. Further, the coverages provided during one taxable year shall not affect the degree to which coverages will be provided in any other taxable year.
2. Certain Compensation Guaranties During Two Years following a Change of Control. For so long as the Executive remains in the employ of Key or one of its Subsidiaries during the period beginning on the day after any Change of Control and continuing through the second anniversary of that Change of Control, the Executive shall be entitled to:
(a) A cash incentive compensation opportunity, which on an annualized basis, is at least equal to the cash incentive compensation opportunity that the Executive was provided by Key in the last calendar year that ended before the Change of Control.
(b) Participation in a supplemental retirement plan or program, or the accrual of a supplemental retirement benefit which, at minimum, provides the Executive with retirement benefits that are at least equal, on a vested annualized basis to the benefit that the Executive would have accrued under the Supplemental Retirement Plan for the applicable period as if the Supplemental Retirement Plan had continued after the Change of Control on the same basis as it was in effect prior to the Change of Control.
(c) Equity awards, including stock options, restricted stock, phantom shares, performance shares and restricted units which, at a minimum, provide the Executive in the aggregate with an annual benefit opportunity that is at least equal to the opportunity that the Executive was provided by Key in the last calendar year that ended before the Change of Control.
(d) Participation in a deferred compensation plan(s) or program(s), or the allocation of a deferred compensation benefit, which, at minimum, equals the benefit provided to other comparable senior executives of Key during the same period.

(e) Participation in Key-sponsored health and welfare plans and qualified retirement plans including any top hat plans which, at minimum equal the coverage levels provided to other comparable senior executives of Key during the same time period.
3. Other Benefits.
3.1 Reimbursement of Certain Expenses After a Change of Control.
(a) From and after a Change of Control, Key shall pay, as incurred, all expenses of the Executive, including the reasonable fees of counsel engaged by the Executive, of defending any action brought to have this Agreement declared invalid or unenforceable.
(b) From and after a Change of Control, Key shall pay, as incurred, all expenses of the Executive, including the reasonable fees of counsel engaged by the Executive, of prosecuting any action to compel Key to comply with the terms of this Agreement upon receipt from Executive of an undertaking to repay Key for such expenses if, and only if, it is ultimately determined by a court of competent jurisdiction that the Executive had no reasonable grounds for bringing that action (which determination need not be made simply because the Executive fails to succeed in the action).
(c) From and after a Change of Control, expenses (including attorney’s fees) incurred by the Executive in defending any action, suit, or proceeding commenced or threatened (whether before or after the Change of Control) against the Executive (i) for any action or failure to act as a director, employee, officer, or agent of Key or any Subsidiary or (ii) if the Executive is or was serving at the request of Key or any Subsidiary, for any action or failure to act as a director, trustee, officer, employee, member, manager, or agent of a bank, corporation, domestic or foreign, nonprofit or for profit, limited liability company, partnership, joint venture, trust, or other enterprise, including serving as a committee member or other fiduciary of any employee benefit plan maintained by Key or any Subsidiary (“Plan”), shall be paid by Key, as they are incurred, in advance of final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the Executive in which the Executive agrees to reasonably cooperate with Key or the Subsidiary, as the case may be, concerning the action, suit, or proceeding, and (i) if the action, suit, or proceeding is commenced or threatened against the Executive for any action or failure to act as a director, to repay the amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the Executive’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to Key or a Subsidiary or undertaken with reckless disregard for the best interests of Key or a Subsidiary, or (ii) if the action, suit, or proceeding is commenced or threatened against the Executive for any action or failure to act as a trustee, officer, employee, member, manager, or agent (including as a Plan fiduciary), to repay the amount if it is ultimately determined that the Executive is not entitled to be indemnified. The obligation of Key to advance expenses provided for in this Section 3.1(c) shall not be deemed exclusive of any other rights to which the Executive may be entitled under the articles of incorporation or regulations of Key or of any Subsidiary, any agreement, vote of shareholders or disinterested directors, insurance policy or similar protection, or otherwise. Without limiting the preceding provisions of this Section 3.1, Key shall advance the Executive’s expenses provided for herein as incurred in connection with service as a member of either the Key Cash Balance Pension Plan Trust Oversight Committee or the Key 401(k) Savings Plan Trust Oversight Committee or any successor of either of the Committees.
(d) All reimbursements under this Section 3.1 shall be for expenses incurred by the Executive during his lifetime, or by his estate during the duration of such estate. Reimbursement shall be made within 90 days following the Executive (or his estate) submitting evidence of such incurrence of such expenses. All requests for reimbursements shall be submitted no later than 90 days prior to the last day of the calendar year following the calendar year in which the expense was incurred. In no event will the amount of expenses so reimbursed by Key in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
3.2 Indemnification. From and after a Change of Control, Key shall indemnify the Executive, to the fullest extent permitted or authorized by the Ohio General Corporation Law as it may from time to time be amended, if the Executive is (whether before or after the Change of Control) made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Executive is or was a director, officer, employee, or agent of Key or any Subsidiary, or is or was serving at the request of Key or any Subsidiary as a director, trustee, officer, employee, member, manager, or agent of a bank, corporation, domestic or foreign, nonprofit or for profit, limited liability company, partnership, joint venture, trust, or other enterprise, including serving as a committee member or other fiduciary of any Plan, including serving as a member of either the Key Cash Balance Pension Plan Trust Oversight Committee or the Key 401(k) Savings Plan Trust Oversight Committee, or any successor of either of the Committees. The indemnification provided by this Section 3.2 shall not be deemed exclusive of any other rights to which the Executive may be entitled under the articles of incorporation or the regulations of Key or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, insurance policy or similar protection, or otherwise, both as to action in the Executive’s official capacity and as to action in another capacity while holding such office, and shall continue as to the Executive after the Executive has ceased to be a director, trustee, officer, employee, member, manager, agent, committee member or other fiduciary and shall inure to the benefit of the heirs, executors, and administrators of the Executive. Notwithstanding the foregoing provisions of this Section 3.2, the Executive shall not be indemnified if it is judicially determined that the Executive’s action or failure to act constituted gross negligence or willful misconduct in carrying out the Executive’s duties as a fiduciary of a Plan.

3.3 Disability. If, after a Change of Control and prior to the Termination Date, the Executive is unable to perform services for Key or any Subsidiary for any period by reason of disability of the Executive, Key will pay and provide to the Executive all compensation and benefits to which the Executive would have been entitled had the Executive continued to be actively employed by Key or any Subsidiary through the earliest of the following dates: (a) the first date on which the Executive is no longer so disabled to such an extent that the Executive is unable to perform services for Key or any Subsidiary (whereupon the Executive shall be restored to his duties and this Agreement shall apply in accordance with its terms), (b) the date on which the Executive becomes eligible for disability payments under the KeyCorp Long Term Disability Plan, (c) the date on which Key has provided 24 months of compensation and benefits to the Executive during the Executive’s disability, or (d) the date of the Executive’s death.
3.4 Gross-Up of Payments Deemed to be Excess Parachute Payments.
(a) Key and the Executive acknowledge that, following a Change of Control, one or more payments or distributions to be made by Key to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, under some other plan, agreement, or arrangement, or otherwise) (a “Payment”) may be determined to be an “excess parachute payment” that is not deductible by Key for federal income tax purposes and with respect to which the Executive will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Internal Revenue Code (hereinafter referred to respectively as “Section 280G” and “Section 4999”). If the Executive’s employment is terminated after a Change of Control occurs, the Accounting Firm, which, subject to any inconsistent position asserted by the Internal Revenue Service, shall make all determinations required to be made under this Section 3.4, shall determine whether any Payment would be an excess parachute payment and shall communicate its determination, together with detailed supporting calculations, to Key and to the Executive within 30 days after the Termination Date or such earlier time as is requested by Key. Key and the Executive shall cooperate with each other and the Accounting Firm and shall provide necessary information so that the Accounting Firm may make all such determinations. Key shall pay all of the fees of the Accounting Firm for services performed by the Accounting Firm as contemplated in this Section 3.4.
(b) If the Accounting Firm determines that any Payment gives rise, directly or indirectly, to liability on the part of the Executive for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax), Key shall make additional cash payments to the Executive, from time to time and at the same time as any Payment constituting an excess parachute payment is paid or provided to the Executive, in such amounts as are necessary to put the Executive in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as the Executive would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.

(c) If the Internal Revenue Service determines that any Payment gives rise, directly or indirectly, to liability on the part of the Executive for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax) in excess of the amount, if any, previously determined by the Accounting Firm, Key shall make further additional cash payments to the Executive not later than the due date of any payment indicated by the Internal Revenue Service with respect to these matters, in such amounts as are necessary to put the Executive in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as the Executive would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.
(d) If Key desires to contest any determination by the Internal Revenue Service with respect to the amount of excise tax under Section 4999, the Executive shall, upon receipt from Key of an unconditional written undertaking to indemnify and hold the Executive harmless (on an after tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with Key in that contest at Key’s sole expense. Nothing in this clause (d) shall require the Executive to incur any expense other than expenses with respect to which Key has paid to the Executive sufficient sums so that after the payment of the expense by the Executive and taking into account the payment by Key with respect to that expense and any and all taxes that may be imposed upon the Executive as a result of the Executive’s receipt of that payment, the net effect is no cost to the Executive. Nothing in this clause (d) shall require the Executive to extend the statute of limitations with respect to any item or issue in the Executive’s tax returns other than, exclusively, the excise tax under Section 4999. If, as the result of the contest of any assertion by the Internal Revenue Service with respect to excise tax under Section 4999, the Executive receives a refund of a Section 4999 excise tax previously paid and/or any interest with respect thereto, the Executive shall promptly pay to Key such amount as will leave the Executive, net of the repayment and all tax effects, in the same position, after all taxes and interest, that the Executive would have been in if the refunded excise tax had never been paid.
(e) Notwithstanding any other provision of this Section 3.4 to the contrary, all taxes and expenses described in this Section 3.4 shall be paid or reimbursed within 30 days after the Executive submits evidence of incurrence of such taxes and/or expenses. The Executive shall be required to submit all requests for reimbursements no later than 90 days prior to the last day of the calendar year following the year in which the applicable taxes are remitted or, in the case of reimbursement of expenses incurred due to a tax audit or litigation to which there is no remittance of taxes, later than the end of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation in accordance with Treasury Regulation Section 1.409A-3(i)(v). Any expenses, including interest and penalties assessed on the taxes described in this Section 3.4, incurred by the Executive shall be reimbursed promptly after the Executive submits evidence of the incurrence of such expenses, which reimbursement in no event will be later than the last day of the year following the year in which the Executive incurs the expense, and each provision of reimbursements pursuant to this Section 3.4 shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. Any expense reimbursed by Key in one taxable year in no event will affect the amount of expenses required to be reimbursed by Key in any other taxable year.
4. No Set Off; No Obligation to Seek Other Employment or to Otherwise Mitigate Damages; No Effect Upon Other Plans. Key’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense, or other claim whatsoever that Key or any of its Subsidiaries may have against the Executive. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. The amount of any payment provided for under this Agreement shall not be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer or otherwise after the termination of the Executive’s employment. Neither the provisions of this Agreement, nor the execution of the waiver and release referred to in Section 5.2 below, nor the making of any payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish the Executive’s rights, under any incentive compensation plan, stock option or stock appreciation rights plan, deferred compensation plan, restricted stock plan or agreement, retirement or supplemental retirement plan, stock purchase and savings plan, disability or insurance plan, or other similar contract, plan, or arrangement of Key or any Subsidiary, all of which will continue to be governed by their respective terms.
5. Certain Limitations on Benefits.
5.1 Taxes; Withholding of Taxes. Without limiting either the right of Key or its Subsidiary to withhold taxes pursuant to this Section 5.1 or the obligation of Key to make gross-up payments pursuant to Section 3.4, the Executive shall be responsible for all income, excise, and other taxes (federal, state, city, or other) imposed on or incurred by the Executive as a result of receiving the payments provided in this Agreement, including, without limitation, the payments provided under Section 1 of this Agreement. Key or its Subsidiary may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as Key shall determine to be required pursuant to any law or government regulation or ruling. Without limiting the generality of the foregoing, Key or its Subsidiary may withhold from any amount payable under either of Sections 1.1 or 1.2 of this Agreement amounts sufficient to satisfy any tax withholding requirements that may arise out of any payment made to the Executive by Key or any Subsidiary under Section 1.3 of this Agreement.

5.2 Waiver and Release. Key shall condition the payment of any amounts otherwise due under Section 1 of this Agreement upon (a) the execution by the Executive of a waiver and release in the form attached to this Agreement as Exhibit A, with blanks appropriately filled and, in the case of clause (e) contained therein, completed with the number of days that Key determines is required under applicable law, but in no event more than 45 days, and (b) the observation of such waiting periods, if any, before and after execution of the waiver and release by the Executive as are required by law, such as, for example, the waiting periods required for a waiver and release to be effective with respect to claims under the Age Discrimination in Employment Act, provided that Key delivers to the Executive such a waiver and release, appropriately completed, within seven days of the date on which the Executive’s employment is terminated.
6. Term of this Agreement. This Agreement shall be effective upon the date first above written and shall thereafter apply to any Change of Control occurring on or before December 31, 2008. Unless this Agreement is terminated earlier pursuant to Section 6.1, on December 31, 2008 and on December 31 of each succeeding year thereafter (a “Renewal Date”), the term of this Agreement shall be automatically extended for an additional year unless either party has given notice to the other, at least one year in advance of that Renewal Date, that the Agreement shall not apply to any Change of Control occurring after that Renewal Date.
6.1 Termination of Agreement Upon Termination of Employment Before a Change of Control. This Agreement shall automatically terminate and cease to be of any further effect on the first date occurring before a Change of Control on which the Executive is no longer employed by Key or any Subsidiary, except that, for purposes of this Agreement, any termination of employment of the Executive that is effected before and in contemplation of a Change of Control that occurs after the date of the termination shall be deemed to be a termination of the Executive’s employment as of immediately after that Change of Control and this Agreement shall be deemed to be in effect immediately after that Change of Control.
6.2 No Termination of Agreement after a Change of Control. If a Change of Control occurs while this Agreement remains in effect, this Agreement shall remain effective indefinitely thereafter with respect to any and all consequences flowing from that Change of Control under the terms of this Agreement. However, after a Change of Control, Key may terminate this Agreement with respect to any further Change of Control that might occur after a future Renewal Date by giving notice, at least one year in advance of that future Renewal Date, as contemplated above in this Section 6, that the Agreement shall not apply to any Change of Control occurring after that future Renewal Date.
7. Miscellaneous.
7.1 Successor to Key. Key shall not consolidate with or merge with or into any other corporation, or transfer, directly or indirectly, all or substantially all of its assets to another corporation or bank, unless such other corporation or bank shall assume this

Agreement in a signed writing and deliver a copy thereof to the Executive. Upon such assumption the successor corporation or bank shall become obligated to perform the obligations of Key under this Agreement and the term “Key” as used in this Agreement shall be deemed to refer to such successor corporation or bank. From and after a Change of Control involving Key, the entity surviving or resulting from the Change of Control transaction (including, if Key becomes a subsidiary in the transaction, the ultimate parent of Key) shall become obligated to perform the obligations of Key under this Agreement, and the term “Key” as used in this Agreement shall be deemed to refer to such surviving or resulting entity.
7.2 Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, and addressed, in the case of notices to Key or a Subsidiary, as follows:
KeyCorp
127 Public Square
Cleveland, Ohio 44114
Attention: Secretary
and, in the case of notices to the Executive, properly addressed to the Executive at the Executive’s most recent home address as shown on the records of Key or its Subsidiary, or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
7.3 Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of Key or the Executive to have the Executive continue as an officer of Key or a Subsidiary or to remain in the employment of Key or a Subsidiary.
7.4 Administration. Key shall be responsible for the general administration of this Agreement and for making payments under this Agreement. All fees and expenses billed by the Accounting Firm for services contemplated under this Agreement shall be the responsibility of Key.
7.5 Source of Payments. Any payment specified in this Agreement to be made by Key may be made, at the election of Key, directly by Key or through any Subsidiary of Key. Except as otherwise provided in Section 1.6 hereof, all payments under this Agreement shall be made solely from the general assets of Key or one of its Subsidiaries (or from a grantor trust, if any, established by Key for purposes of making payments under this Agreement and other similar agreements), and the Executive shall have the rights of an unsecured general creditor of Key with respect thereto.
7.6 Claims Review Procedure. Whenever Key decides for whatever reason to deny, whether in whole or in part, a claim for benefits under this Agreement by the Executive, Key shall transmit a written notice of its decision to the Executive, which notice shall be written in a manner calculated to be understood by the Executive and shall contain a statement of the specific reasons for the denial of the claim and a statement advising the

Executive that, within 60 days of the date on which the Executive receives such notice, the Executive may obtain review of the decision of Key in accordance with the procedures hereinafter set forth. Within such 60 day period, the Executive or the Executive’s authorized representative may request that the claim denial be reviewed by filing with Key a written request therefor, which request shall contain the following information:
(a) the date on which the request was filed with Key,
(b) the specific portions of the denial of the Executive’s claim that the Executive requests Key to review, and
(c) any written material that the Executive desires Key to examine.
Within 30 days of the date specified in clause (a) of this Section 7.6, Key shall conduct a full and fair review of its decision to deny the Executive’s claim for benefits and deliver to the Executive its written decision on review, written in a manner calculated to be understood by the Executive, specifying the reasons and the Agreement provisions upon which its decision is based. Nothing in this Section 7.6 shall be construed as limiting or restricting the Executive’s right to institute legal proceedings in a court of competent jurisdiction to enforce this Agreement after complying with the procedures set forth in this Section 7.6 or as limiting or restricting the scope of the court’s review (which review shall be de novo); provided, further, that the failure of the Executive to comply with the procedures set forth in this Section 7.6 shall not bar or prohibit the subsequent compliance by the Executive with those procedures and thereafter the Executive shall have the right to institute legal proceedings to enforce this Agreement.
7.7 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.
7.8 Modification, Waiver, Etc. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by the Executive and Key. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party that is not set forth expressly in this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, successors, heirs, and designees. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.
7.9 Savings Clause. If any payments otherwise payable to the Executive under this Agreement are prohibited by any statute or regulation in effect at the time the payments would otherwise be payable, including, without limitation, any regulation issued by the Federal Deposit Insurance Corporation (the “FDIC”) that limits executive change of control payments that can be made by an FDIC insured institution or its holding company if the institution is financially troubled (any such limiting statute or regulation being a “Limiting Rule”):

(a) Key will use its best efforts to obtain the consent of the appropriate governmental agency (whether the FDIC or any other agency) to the payment by Key to the Executive of the maximum amount that is permitted (up to the amounts that would be due to the Executive absent the Limiting Rule); and
(b) The Executive will be entitled to receive a lump sum payment equal to the greater of either (i) the aggregate amount payable under this Agreement (as limited by the Limiting Rule) or (ii) the aggregate payments that would be due under applicable Key severance, separation pay, and/or salary continuation plans that may be in effect at the time of the Executive’s termination (as if the Executive were not a party to this Agreement) up to the amounts that would be due to the Executive under this Agreement or otherwise absent the Limiting Rule; provided that the timing of any payments shall be made in the manner set forth in Section 1.5 (i.e., the first day of the seventh month following the Termination Date) and provided further, that the payment may not exceed the amount specified in Section 1.1(b) or Section 1.2(b), as the case may be, and the payment will otherwise comply with all requirements under Section 409A.
8. Definitions.
8.1 Accounting Firm. The term “Accounting Firm” means the independent auditors of Key for the fiscal year preceding the year in which the Change of Control occurred and such firm’s successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, Key shall select another national accounting firm of recognized standing to serve and perform in that capacity under this Agreement, except that such other accounting firm shall not be the then independent auditors for Key or any of its affiliates (as defined in Rule 12b 2 promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”)).
8.2 Average Long Term Incentive Compensation. The term “Average Long Term Incentive Compensation” means the higher of:
(a) the average of the dollar value of the LTIC Stock Grants made to the Executive in each of the two years immediately preceding the Change Year (e.g., the average of the 2006 LTIC Stock Grant and the 2007 LTIC Stock Grant if the Change Year is 2008), or, if for any reason an LTIC Stock Grant was made to Executive in only one of those two immediately preceding years, the dollar value of the LTIC Stock Grant for that single year, and
(b) the dollar value of the LTIC Stock Grant for the Change Year;

except that, if the Executive first became employed by Key or a Subsidiary during the Change Year or during the year immediately preceding the Change Year and pursuant to an offer letter or agreement the terms of which were approved by the Committee, “Average Long Term Incentive Compensation” shall be not less than the dollar value of the LTIC Stock Grant target specified in that offer letter or agreement.
For purposes of this Section 8.2 the dollar value of any LTIC Stock Grant means the aggregate Fair Market Value of the Common Shares subject to that grant (whether those Common Shares are restricted Common Shares or Performance Shares) as of the date the grant is made, taking into account all and only all of the target level of those Common Shares that are subject to the particular LTIC Stock Grant, without regard to changes in Key’s stock price after the date of grant or to any restrictions on or contingencies concerning those Common Shares.
8.3 Average Short Term Incentive Compensation. The term “Average Short Term Incentive Compensation” means the higher of:
(a) the average of the short term incentive compensation earned by the Executive for each of the last two years immediately preceding the Change Year or, if, for any reason, short term incentive compensation was payable to the Executive for only one of those two years, the amount of short term incentive compensation payable to the Executive for that year, and
(b) the Executive’s targeted short term incentive compensation for the Change Year or for the year immediately preceding the Change Year, whichever is higher, except that if the Executive first became a participant in Key’s short term incentive compensation program during the Change Year, Average Short Term Incentive Compensation means the Executive’s targeted short term incentive compensation for the Change Year.
      For purposes of this Section, short term incentive compensation means (i) incentive compensation (including bonuses) for periods of one year or less, and (ii) is calculated before any reduction on account of deferrals, but does not include signing or hiring bonuses received by newly hired executives nor special retention bonuses outside of Key’s regular short term incentive compensation program.
8.4 Base Salary. The term “Base Salary” means the salary payable to the Executive from time to time before any reduction for voluntary contributions to the KeyCorp 401(k) Plan, the Deferred Savings Plan, or any other deferral. Base Salary does not include imputed income from payment by Key of country club membership fees or other noncash benefits.
8.5 Cause. The employment of the Executive by Key or any of its Subsidiaries shall have been terminated for “Cause” if, after a Change of Control and prior to the termination of employment, any of the following has occurred:
(a) the Executive shall have been convicted of a felony,

(b) the Executive commits an act or series of acts of dishonesty in the course of the Executive’s employment which are materially inimical to the best interests of Key or a Subsidiary and which constitutes the commission of a felony, all as determined by the vote of three fourths of all of the members of the Board of Directors of Key (other than the Executive, if the Executive is a Director of Key) which determination is confirmed by a panel of three arbitrators appointed and acting in accordance with the rules of the American Arbitration Association for the purpose of reviewing that determination,
(c) Key or any Subsidiary has been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Executive’s employment and such order or directive has not been vacated or reversed upon appeal, or
(d) after being notified in writing by the Board of Directors of Key to cease any particular Competitive Activity, the Executive shall intentionally continue to engage in such Competitive Activity while the Executive remains in the employ of Key or a Subsidiary.
If (x) Key or any Subsidiary terminates the employment of the Executive during the two year period beginning on the date of a Change of Control and at a time when it has “Cause” therefor under clause (c), above, (y) the order or directive is subsequently vacated or reversed on appeal and the vacation or reversal becomes final and no longer subject to further appeal, and (z) Key or the Subsidiary fails to offer to reinstate the Executive to employment within ten days of the date on which the vacation or reversal becomes final and no longer subject to further appeal, Key or the Subsidiary will be deemed to have terminated the Executive without Cause during the two year period beginning on the date of the Change of Control.
8.6 Change of Control. A “Change of Control” shall be deemed to have occurred if, at any time while this Agreement is in effect pursuant to Section 6 hereof, there is a Change of Control under any of clauses (a), (b), (c), or (d) below. For these purposes, Key will be deemed to have become a subsidiary of another corporation if any other corporation (which term shall, for all purposes of this Section 8.6, include, in addition to a corporation, a limited liability company, partnership, trust, or other organization) owns, directly or indirectly, 50 percent or more of the total combined outstanding voting power of all classes of stock of Key or any successor to Key.
(a) A Change of Control will have occurred under this clause (a) if Key is a party to a transaction pursuant to which Key is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and either
(i) immediately after giving effect to that transaction, less than 65% of the then outstanding voting securities of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key represent or were issued in exchange for voting securities of Key outstanding immediately prior to the transaction, or

(ii) immediately after giving effect to that transaction, individuals who were directors of Key on the day before the first public announcement of (x) the pendency of the transaction or (y) the intention of any person or entity to cause the transaction to occur, cease for any reason to constitute at least 51% of the directors of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key.
(b) A Change of Control will have occurred under this clause (b) if a tender or exchange offer shall be made and consummated for 35% or more of the outstanding voting stock of Key or any person (as the term “person” is used in Section 13(d) and Section 14(d)(2) of the 1934 Act) is or becomes the beneficial owner of 35% or more of the outstanding voting stock of Key or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as adopted under the 1934 Act, disclosing the acquisition of 35% or more of the outstanding voting stock of Key in a transaction or series of transactions by any person (as defined earlier in this clause (b));
(c) A Change of Control will have occurred under this clause (c) if either
(i) without the prior approval, solicitation, invitation, or recommendation of the Key Board of Directors any person or entity makes a public announcement of a bona fide intention (A) to engage in a transaction with Key that, if consummated, would result in a Change Event (as defined below in this clause (c)), or (B) to “solicit” (as defined in Rule 14a-1 under the 1934 Act) proxies in connection with a proposal that is not approved or recommended by the Key Board of Directors, or
(ii) any person or entity publicly announces a bona fide intention to engage in an election contest relating to the election of directors of Key (pursuant to Regulation 14A, including Rule 14a-11, under the 1934 Act), and, at any time within the 24 month period immediately following the date of the announcement of that intention, individuals who, on the day before that announcement, constituted the directors of Key (the “Incumbent Directors”) cease for any reason to constitute at least a majority thereof unless both (A) the election, or the nomination for election by Key’s shareholders, of each new director was approved by a vote of at least two-thirds of the Incumbent Directors in office at the time of the election or nomination for election of such new director, and (B) prior to the time that the Incumbent Directors no longer constitute a majority of the Board of Directors, the Incumbent Directors then in office, by a vote of at least 75% of their number, reasonably determine in good faith that the change in Board membership that has occurred before the date of that determination and that is anticipated to thereafter occur within the balance of the 24 month period to cause the Incumbent Directors to no longer be a majority of the Board of Directors was not caused by or attributable to, in whole or in any significant part, directly or indirectly, proximately or remotely, any event under subclause (i) or (ii) of this clause (c).

For purposes of this clause (c), the term “Change Event” shall mean any of the events described in the following subclauses (x), (y), or (z) of this clause (c):
(x) A tender or exchange offer shall be made for 25% or more of the outstanding voting stock of Key or any person (as the term “person” is used in Section 13(d) and Section 14(d)(2) of the 1934 Act) is or becomes the beneficial owner of 25% or more of the outstanding voting stock of Key or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the 1934 Act, disclosing the acquisition of 25% or more of the outstanding voting stock of Key in a transaction or series of transactions by any person (as defined earlier in this subclause (x)).
(y) Key is a party to a transaction pursuant to which Key is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and, after giving effect to such transaction, less than 50% of the then outstanding voting securities of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key represent or were issued in exchange for voting securities of Key outstanding immediately prior to such transaction or less than 51% of the directors of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key were directors of Key immediately prior to such transaction.
(z) There is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Key.
(d) A Change of Control will have occurred under this clause (d) if there is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Key.
8.7 Change Year. The term “Change Year” means the year in which a Change of Control occurred or, if more than one Change of Control has occurred, the year in which the earliest Change of Control occurred.
8.8 Common Shares. The term “Common Shares” means common shares of Key.
8.9 Committee. The term “Committee” means the Compensation and Organization Committee of the Board of Directors of Key or any successor to that committee.
8.10 Competitive Activity. The Executive shall be deemed to have engaged in “Competitive Activity” if the Executive:
(a) engages in any business or business activity in which Key or any of its Subsidiaries engages, including, without limitation, engaging in any business activity in the banking or financial services industry (other than as a director, officer, or employee of Key or any of its Subsidiaries), or

(b) serves as a director, officer, or employee of any bank, bank holding company, savings and loan association, building and loan association, savings and loan holding company, insurance company, investment banking or securities company, mutual fund company, or other financial services company other than Key or any of its Subsidiaries (each of the foregoing being hereinafter referred to as a “Financial Services Company”), or renders services of a consultative or advisory nature or otherwise to any such Financial Services Company; provided, however, this clause (b) shall not prohibit or restrict the Executive from serving in any such capacity with the consent of Key.
8.11 Fair Market Value. The term “Fair Market Value” with respect to Common Shares means:
(a) if the Common Shares are traded on a national exchange, the price per share at which the Common Shares were last sold on the national exchange on the date for which the determination of fair market value is made or, if there are no sales of Common Shares on that date, then on the next preceding date on which there were any sales of Common Shares, or
(b) if the Common Shares are not traded on a national exchange, the price per share at which the Common Shares were last sold in the over-the-counter market, National Market System, as report by the National Quotations Bureau, Inc. and NASDAQ on the date for which the determination of fair market value is made or, if there are no sales of Common Shares on that date, then on the next preceding date on which there were any sales of Common Shares.
8.12 Good Reason. The Executive shall be deemed to have “Good Reason” to terminate the Executive’s employment under this Agreement during a Window Period if, at any time after the occurrence of a Change of Control and before the end of the Window Period, either or both of the events listed in clauses (a) and (b) of this Section 8.12 occurs without the written consent of the Executive:
(a) following notice by the Executive to Key and an opportunity by Key to cure, the Executive determines in good faith that the Executive’s position, responsibilities, duties, or status with Key are at any time materially less than or reduced from those in effect before the Change of Control or that the Executive’s reporting relationships with superior executive officers have been materially changed from those in effect before the Change of Control; or
(b) Key’s headquarters is relocated outside of the greater Cleveland metropolitan area (but this clause (b) shall apply only if Key’s headquarters was the Executive’s principal place of employment before the Change of Control).
For purposes of clause (a), Key will be deemed to have had an opportunity to cure and to have failed to effect a cure if the circumstance otherwise constituting Good Reason persists (as determined in good faith by the Executive, whose determination shall be conclusive) for more than seven calendar days after the Executive has given notice to Key of the existence of that circumstance..

8.13 LTIC Stock Grant. The term “LTIC Stock Grant” means the grant, if any, of restricted stock, of Performance Shares, or of a combination of restricted stock and Performance Shares made by the Committee to the Executive during any particular year as part of Key’s ongoing compensation program. For greater clarity, for purposes of this Agreement:
(a) “The terms “2006 LTIC Stock Grant”, “2007 LTIC Stock Grant,” “2008 LTIC Stock Grant,” etc. refer to LTIC Stock Grants, if any, made to the Executive by resolution adopted by the Committee in the specified year.
(b) An extraordinary grant or award of restricted stock, of Performance Shares, or of a combination of restricted stock and Performance Shares made to a newly hired executive in connection with that hiring (i.e., any signing or hiring bonus) and a grant or award made to an incumbent executive outside of Key’s regular restricted stock and Performance Share program (e.g., a special retention grant or award) shall be treated as not being an LTIC Stock Grant and shall not be taken into account when calculating Average Long Term Incentive Compensation.
8.14 Mandatory Relocation. A “Mandatory Relocation” shall have occurred if, at any time after a Change of Control, the Executive is required to relocate the Executive’s principal place of employment for Key or its Subsidiary without the Executive’s written consent more than 35 miles from where the Executive was located prior to the Change of Control.
8.15 Performance Shares. The term “Performance Shares” means an award denominated in Common Shares or phantom Common Shares (regardless of whether payable in stock or cash) the vesting of which is contingent or accelerated upon attainment of one or more performance goals (absent death, disability, or a Change of Control) .
8.16 Reduction of Compensation. A “Reduction of Compensation” shall have occurred if any one or more of the following occurs:
(a) the Base Salary of the Executive is reduced at any time after a Change of Control; or
(b) following notice by the Executive to Key and an opportunity by Key to cure, Key fails to comply with one or more of the provisions of Section 2 hereof.
For purposes of clause (b), Key will be deemed to have had an opportunity to cure and to have failed to effect a cure if the failure to comply with one or more of the provisions of Section 2 hereof persists (as determined in good faith by the Executive) for more than seven calendar days after the Executive has given notice to Key of the existence of that failure.

8.17 Relevant Plans. The term “Relevant Plans” means the Retirement Plan, Savings Plan, Supplemental Retirement Plan and Deferred Savings Plan as may be amended, modified, succeeded, replaced or is substituted for any such Plan in which the Executive participated immediately before his or her Termination Date.
8.18 Retirement Plans. The term “Retirement Plans” means the KeyCorp Cash Balance Pension Plan as from time to time amended, restated, or otherwise modified, and any plan that, after the date of this Agreement, succeeds, replaces, or is substituted for any such plan, and all retirement plans of any nature maintained by Key or any of its Subsidiaries in which the Executive was participating prior to the Termination Date.
8.19 Savings Plan. The term “Savings Plan” means the KeyCorp 401(k) Savings Plan, as may be from time to time amended, restated, or otherwise modified, including any plan that, after the Effective Date, succeeds, replaces, or is substituted for such plan, and any other benefit or compensation plan or program maintained by Key, which provides as part of its benefit or compensation structure an employer matching contribution, and under which the Executive participated prior to the Termination Date, whether or not such plan or program constituted a qualified cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Reference to the “Savings Plan” in the singular shall include all plans and programs referenced herein.
8.20 Supplemental Retirement Plan. The term “Supplemental Retirement Plan” means all of the following plans collectively, but only those in which the Executive is participating prior to the Termination Date: the KeyCorp Second Supplemental Retirement Plan, the KeyCorp Excess Cash Balance Pension Plan and the KeyCorp Second Excess Cash Balance Plan, or the KeyCorp Second Executive Supplemental Pension Plan in which the Executive participates, as each as from time to time may be amended, restated, or otherwise modified, and any plan that, after the date of this Agreement, succeeds, replaces, or is substituted for any of such Plans.
8.21 Subsidiary. A “Subsidiary” means any corporation, bank, partnership, or other entity a majority of the voting control of which is directly or indirectly owned or controlled at the time in question by Key.
8.22 Termination Date. The term “Termination Date” means the date on which the Executive incurs a “separation from service” from Key within the meaning of Section 409A(c)(2)(A)(i) of the Code.
8.23 Window Period. The term “Window Period,” with respect to any particular Change of Control, means the three month period beginning on the date that falls on the same day of the month as the date of the Change of Control in the fifteenth month after the month in which the Change of Control occurs. If at any time there has been more than one Change of Control, there shall be a separate Window Period with respect to each such Change of Control.

8.24 Compliance with Section 409A of the Internal Revenue Code. It is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code (herein referred to as “Section 409A”). This Agreement shall be administered in a manner consistent with this intent. Notwithstanding any provision of this Agreement to the contrary, in the event any payment or benefit hereunder is determined to constitute a “deferral of compensation” subject to Section 409A, then to the extent necessary to comply with Section 409A, such payment or benefit shall not be made, provided or commenced until the first business day of the seventh month after the Executive’s “separation from service” as such phrase is defined for purposes of Section 409A (or, if earlier, on the Executive’s death).
      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KEYCORP
By
Henry L. Meyer III
Chairman and Chief Executive Officer

THE “EXECUTIVE”

XXXXXX

Exhibit A
WAIVER AND RELEASE
DO NOT SIGN WITHOUT READING AND UNDERSTANDING
      In consideration of the payments to be made to me following termination of my employment with KeyCorp pursuant to the agreement between KeyCorp and me dated as of XXXXX XX, 200X (the “Change of Control Agreement”), which payments I acknowledge I am not entitled to receive without execution of this Waiver and Release, and which payments will not commence earlier than eight days after the execution of this Waiver and Release, I, for myself, my heirs, administrators, executors, and assigns, release and discharge KeyCorp, its affiliates, subsidiaries, divisions, successors, and assigns and the employees, officers, directors, and agents thereof (collectively referred to throughout this Waiver and Release as “Key”) from any and all causes of action, charges of discrimination, proceedings, or claims of every kind, nature, and character, arising out of or relating to my employment with Key and the termination of my employment with Key based upon or related to any contention (i) that my employment terminated because of any tortuous, wrongful, unlawful, or improper conduct or act or in violation or breach of any express or implied contract or agreement, or (ii) that Key engaged in any discriminatory act, event, pattern, or practice involving age, religion, creed, sex, national origin, ancestry, handicap, disability, veteran status, marital status, race, or color, or the continuing or future effects thereof (including, without limitation, the federal Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., or any similar state law).
      I warrant that no promise or inducement has been offered to me other than as set forth in the Change of Control Agreement, that I am relying on no other statement or representation by Key, and that I have not assigned any of my rights. I have read this Waiver and Release; I have had a full opportunity to consider it (including the opportunity to consult with an attorney of my choice); and I understand that by signing it I am giving up important rights, including any right to sue under federal, state, or local law. I also verify that my entering into this Waiver and Release is wholly voluntary.
      I further warrant that:
(a) I understand that I am specifically waiving rights or claims under the federal Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.;
(b) I understand that I am not hereby waiving any rights or claims that may arise after this Waiver and Release is executed by me;
(c) I understand that this Waiver and Release is being given by me in exchange for consideration that is more valuable to me than what I am entitled to without the Change of Control Agreement and the execution of this Waiver and Release;
(d) I have been advised in writing by Key that I should have, at my expense, an attorney of my choice review this Waiver and Release;

(e) I have been advised by Key that I may take up to ___days from receipt of this Waiver and Release to determine whether to execute the same; and
(f) I have been advised by Key that this Waiver and Release may be revoked by me within seven (7) days following execution of this Waiver and Release whereupon this Waiver and Release shall be null and void.
      IN WITNESS WHEREOF, I have hereby set my hand this                      day of                     ,              .
Witness:

Exhibit A
(cont’d)
Acknowledgment of Receipt of Waiver and Release
      I do hereby acknowledge that on                     ,                     , I received a copy of the Waiver and Release which is attached hereto, and I understand that I have                     * days from the date of receipt of the Waiver and Release to determine whether to execute it.
Witness:

*to be completed the same as clause (e) of the Waiver and Release.

Exhibit A
(cont’d)
Director of Human Resources
KeyCorp
127 Public Square
Cleveland, Ohio 44114
Re:     Waiver and Release
Dear Sir or Madam:
      On                     ,                     , I executed a Waiver and Release in favor of KeyCorp. More than seven (7) days have elapsed since I executed the Waiver and Release. I have at no time revoked my acceptance or execution of the Waiver and Release and, accordingly, I hereby request that KeyCorp commence making the payments due to me under my Change of Control Agreement.
Very truly yours,
Witness: